EXHIBIT 99.1

Media Contact:
Wendi Kopsick/Kimberly Kriger
Kekst and Company
(212) 521-4800


                                                           FOR IMMEDIATE RELEASE


            FOOTSTAR ANNOUNCES AGREEMENT TO RESOLVE KMART LITIGATION
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Mahwah, NJ, July 8, 2005 - Footstar, Inc. today announced that it has entered into a settlement agreement with Kmart Corporation to resolve ongoing litigation regarding the Master Agreement under which Footstar's Shoemart division operates the footwear departments in Kmart stores. The agreement is subject to Bankruptcy Court approval and a hearing on this matter is scheduled for August 18, 2005. The settlement will enable Footstar to move forward in preparing for emergence from the Chapter 11 process.

Under the terms of the agreement, Footstar will pay Kmart a "cure" amount of $45 million to resolve existing claims and will restructure the terms under which Kmart is compensated for sales in the Shoemart departments, which will be based on a percentage of sales rather than a percentage of sales and profits. Footstar will retain the right to operate in Kmart stores through December 31, 2008, at which time Kmart will purchase substantially all of the remaining store inventory from Footstar at an amount equal to the book value of the inventory. Footstar's proprietary brand names will remain the property of Footstar. In addition, Kmart has agreed not to dispose of (by way of conversion, closure or otherwise) in excess of an agreed upon number of existing Kmart stores, unless Footstar is provided with compensation as provided in the settlement. Prior to the settlement, the term of the Master Agreement was due to expire in 2012.

Dale W. Hilpert, Chairman and Chief Executive Officer of Footstar, commented, "The settlement preserves our business base for the next three and a half years. With this agreement, we are able to put the uncertainty of the litigation behind us as we focus our full attention on concluding the Chapter 11 process."

Footstar anticipates filing a revised Plan of Reorganization in its Chapter 11 case once the settlement has been approved by the Bankruptcy Court. Absent any unanticipated additional claims, Footstar expects that the revised Plan of Reorganization will continue to provide creditors with payment in full on their claims and equity holders will retain their interests in the reorganized company.

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FOOTSTAR BACKGROUND
Footstar, Inc. is a leading discount footwear retailer operating licensed footwear departments nationwide in Kmart and Rite Aid Stores. The Company also distributes its own Thom McAn brand of quality leather footwear through Kmart and Wal-Mart stores.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "anticipate," "estimates," "should," "expect," "guidance," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Factors that could affect the Company's forward-looking statements include, among other things: the Company's ability to continue as a going concern; its ability to operate pursuant to the terms of its debtor in possession and exit financing facility; its ability to obtain Court approval and any other required approvals with respect to motions in the Chapter 11 Case brought by the Company from time to time; its ability to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Case; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period that the Company has to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the Chapter 11 Case to Chapter 7 case; its ability to obtain and maintain normal terms with vendors and service providers; and the ability to maintain contracts that are critical to the Company's operations; the audit of 2004 and the review of subsequent quarters by the Company's independent public accountants; negative reactions from the Company's stockholders, creditors or vendors to the results of the investigation and restatement or the delay in providing financial information caused by the investigation and restatement and the delisting of the Company's common stock from the New York Stock Exchange; the impact and result of any litigation (including private litigation), any action by the U.S. Securities and Exchange Commission (the "SEC") or any investigation by any other governmental agency related to the Company or the financial statement restatement process; additional delays in the filing of reports with the SEC; the Company's ability to manage its operations after the financial statement restatement process; the results of the Company's exploration of strategic alternatives; the Company's ability to successfully implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the continued effect of Kmart store closings on Meldisco; higher than anticipated employee levels, capital expenditures and operating expenses, including the Company's ability to reduce overhead and rationalize assets, both generally and with respect to changes being implemented to address the results of the investigation and the restatement; adverse results on the Company's business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues

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and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings; volatility of the Company's stock price; and intense competition in the markets in which the Company competes. Additionally, due to material uncertainties, it is not possible to predict the length of time the Company will operate under Chapter 11 protection, the outcome of the proceeding in general, whether the Company will continue to operate under its current organizational structure, or the effect of the proceeding on the Company's businesses and the interests of various creditors and security holders.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company may have no control or influence, and should not be viewed as providing any assurance regarding the Company's future performance. Actual results and performance may differ from the Company's current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company's business, financial condition, results of operations, liquidity or prospects. Additionally, the Company is not obligated to make public indication of changes in its forward-looking statements unless required under applicable disclosure rules and regulations.

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